Exhibit (a)(1)(G)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS PARTICIPATING
IN THE EXCHANGE OFFER CONFIRMING RECEIPT OF ELECTION FORM

Date:
To:
From:	United Therapeutics Corporation
Re:	Confirmation of Receipt of Election Form

This message confirms that we have received your Election Form.  If your Election Form is properly completed and signed, and all eligibility requirements are met, we expect to accept your Eligible Options for exchange, subject to and upon the terms and conditions set forth in the Offer to Exchange, promptly following the expiration of the exchange offer, which we expect will be at 5:00 p.m., New York City Time, on December 26, 2008 (or a later date if we extend the offer) (such expiration date, the “Expiration Date”).

Unless you withdraw your tendered Eligible Options by providing us a properly completed and signed Notice of Withdrawal before 5:00 p.m., New York City Time, on the Expiration Date, we will cancel your Eligible Options in exchange for New Options.  If you do not withdraw your tendered Eligible Options and we accept your Eligible Options for exchange, promptly following the expiration of this exchange offer we will provide you with a confirmation letter confirming that your Eligible Options have been accepted for exchange and have been cancelled.  Your Election Form may be revoked at any time by delivering a new properly completed and signed Election Form bearing a later date so long as we receive it before the expiration of the exchange offer.

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the Offer to Exchange, the Election Form or other documents relating to this exchange offer) to any member of the Human Resources Team:

Alyssa Friedrich at 240-821-1730 or afriedrich@unither.com

Jami Etter at 240-821-1728 or jetter@unither.com

Danielle Tilford at 240-821-1791 or dtilford@unither.com

Claire Moore at 321-676-0010 ext 1040 or cmoore@unither.com

Holly Aimone at 919-485-8350 ext 1215 or haimone@unither.com

Gill Salmon 44 1483-207780 ext 1215 or gsalmon@unither.com